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                                                                   Exhibit 10.39

                                                                  [LOGO OF CBOT]
David J. Vitale
President and
Chief Executive Officer


                                                   May 15, 2001

Mr. William M. Farrow, III
1734 Asbury Avenue
Evanston, IL 60201

Dear Bill:

This letter will serve as a supplement to my letter dated May 11, 2001, concerning your prospective employment by the Chicago Board of Trade. As part of our offer of employment, and as an exception to our standard severance policy, in the event that you are terminated by the Company other than for cause, as a result of a change of control or any other further development, you will be entitled to a severance benefit in the amount of your full annual salary plus CBOT payment for benefits under COBRA to be paid over a period of twelve months from the date of termination. This severance benefit will be contingent upon your signing the standard Separation Agreement which the Company employs in such matters. I hope this information satisfactorily addresses the issues which we have discussed, and I look forward to finalizing our arrangements.


                                                   Sincerely

                                                   /s/ David J. Vitale
                                                   -------------------
                                                   David J. Vitale



DJV/vp
















141 W. Jackson Blvd.
Chicago, Illinois 60604-2994
312 435-3602
Fax: 312 341-3392

                                                                  [LOGO OF CBOT]


David J. Vitale
President and
Chief Executive Officer

                                                   May 11, 2001

Mr. William M. Farrow, III
1734 Asbury Avenue
Evanston, IL 60201

Dear Bill:

I am impressed with your credentials and believe that you would be a valuable asset to the Chicago Board of Trade (CBOT(R)). As such, I would like to offer you the position of Executive Vice President, starting on July 1, 2001, or such other date as is mutually convenient. I think you will find that the CBOT has much to offer -- from exciting opportunities to a very generous compensation and benefits package.

As an Executive Vice President, your work will not only directly impact the CBOT and its members, but your influence will also extend to the entire futures industry. You will be faced with many challenges, and your competence and skill will be tested, but the payoff is great -- through setting a future course for the exchange, you will have the opportunity to impact the worldwide economy.

In addition to the experience of restoring a Chicago institution back to its position as the world's leading derivatives exchange, you would also receive a competitive compensation and benefits package. Your compensation would include an annual base salary of $350,000 as well as the opportunity to earn an additional 50% of your base salary in incentive pay, at expected performance levels. For calendar year of 2001 employment, however, you will be guaranteed to receive incentive pay in the amount of $150,000 payable in December, which is when annual incentives are usually paid.

You would also receive an extensive executive benefits package that includes:

..    A comprehensive health care program
..    An executive medical reimbursement plan that covers "extras" such as deductibles, coinsurance payments, vision care, orthodontia, and more
..    Medex worldwide medical assistance benefits
..    Very robust life, accident, and travel accident insurance coverage
..    Group disability income insurance as well as supplemental executive long-term disability coverage
..    Full membership in the Metropolitan Fitness Club at no charge to you
..    Tuition reimbursement for 100% of eligible tuition expenses
..    The ability to pay for health care, dependent day care, medical and dental premiums, mass transit, and parking at work with tax-free dollars
..    A 401K plan that matches 100% of your before-tax contributions up to 4% of your earnings
..    A pension plan




141 W. Jackson Blvd.
Chicago, Illinois 60604-2994
312 435-3602
Fax: 312 341-3392

..    Vacation and sick pay for time off work, including nine paid holidays, 20 vacation days, eight personal days, and ten sick days (prorated during your first year)

..    Work-life programs such as an adoption assistance plan, employee assistance program, child and elder care referral services, and legal and financial referrals and information

..    Alternative work arrangements such as telecommuting and compressed work periods

Refer to the attachments for more detailed benefits information.

In addition to the benefits listed above, our restructuring proposal states our intention to offer a stock option plan once the CBOT shifts to a for-profit environment which is anticipated to occur in the third or fourth quarter of this year. Although a plan design has not yet been formalized, these types of plans generally allow you to purchase shares at a discounted per-share price. Typically, shares would vest after a set period of time, and you would be able to exercise your options after a pre-determined number of years of employment. I can assure that the grant sizes will be competitive.

Your excellent reputation as a business leader is well deserved, and I hold you in high regard. I believe that you could directly impact the success of the CBOT and that you would find your work here fulfilling. I ask that you seriously consider our offer, and I can assure you that in return for your acceptance of the position, the CBOT will provide you with professional growth and personal security. This offer is subject to your review and, as we discussed, the approval of our Board of Directors. Please contact me at (312) 435-3602 if you have any questions.

                                       Sincerely,

                                       /s/ David J. Vitale
                                       -----------------------------------------
                                       David J. Vitale

DJV/vp
Attachments